UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 certification and notice of termination of registration under section 12(g) of the securities exchange act of 1934 or suspension of duty to file reports under sections 13 and 15(d) of the securities exchange act of 1934

                        Commission File Number 33-31068

                              QUARTZ GROUP, INC.
             (Exact name of registrant as specified in its charter)

                           904 Silver Spur Road, #409
                       Rolling Hills Estates,CA 90274
                                 (310)200-8072
  (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common stock
            (title of each class of securities covered by this form)

                                      None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains) please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  	[   ] 	 	Rule 12h-3(b)(1)(i) 	[   ]
Rule 12g-4(a)(1)(ii) 	[ X ]	 	Rule 12h-3(b)(1)(ii)  	[   ]
Rule 12g-4(a)(2)(i)  	[   ] 	 	Rule 12h-3(b)(2)(i)  	[   ]
Rule 12g-4(a)(2)(ii)  	[   ] 	 	Rule 12h-3(b)(2)(ii) 	[   ]
	 	 	 	        Rule 15d-6 	 	[   ]

Approximate number of holders of record as of the certification or notice date:  338

Pursuant to the requirements of the Securities Exchange Act of 1934, QUARTZ GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: MAY 23, 2005 	QUARTZ GROUP, INC.

 	By:  	 /s/ AARON LANDON
 	 	----------------------
 	 	Name:  	Aaron Landon
 	 	Title:  President and Chief Executive Officer